EXHIBIT 6.12

                              EMPLOYMENT AGREEMENT


THIS AGREEMENT is made and entered into as of the 15th day of February 1994.

BETWEEN:

     ADVANCED GAMING TECHNOLOGY INC., a body corporate under the laws of Wyoming, U.S.A. and having an office in Canada at #1818 - 701 W. Georgia Street, Vancouver, B.C. V7Y 1C6

     (the "Employer")

AND:

     ROB SILZER JR., businessman of 8482 214th Street, Langley, B.C. V1M 2G3

     (the "Employee")

WHEREAS:

A. The Employer is in the business of developing and distributing advanced electronic gaming devices ("Business");

B. The Employer is a non-reporting company that trades on the NASDQ Bulletin Board;

C.   Employee has considerable  expertise in businesses related to the Business;
     and

D. Employer and Employee desire to enter into an agreement to provide for the employment of Employee pursuant to the terms and conditions of this Agreement.

     NOW THEREFORE, in consideration of the covenants, conditions, undertakings and promises contained herein the sufficiency of which is fully acknowledged, Employer and Employee agree as follows:


EMPLOYMENT AND DUTIES

Employment Duties

1.0 The Employer hereby employs Employee as V.P. of Operations of the Employer. In such position, the Employee shall perform such duties as are or may be assigned to the Employee by the Employer's Board of Directors from time to time consistent with the

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     Employee's  position as a senior  executive of the  Employer.  The Employee shall primarily devote his working time, attention, energies, skill and best efforts to the performance of his duties and to the business and affairs of the Employer.

1.1 The Employee shall devote such additional working time, attention, energies, skills and best efforts to the performance of his duties and to the business and affairs of any affiliated companies of the Employer as the Board of Directors shall request.

1.2 The Employee shall not during the term of this Agreement be engaged in any other business activity whether or not such activity is pursued for gain, profit or other pecuniary advantage, except that the Employee, on his own time, may manage his own investments, and those of his immediate family, so long as such activity does not, in the reasonable judgement of Employer's Board of Directors, adversely affect the performance of his duties hereunder, Employer agrees that the activities set forth in Schedule A attached hereto are permitted activities which may be continued by Employee without constituting a breach of this Agreement.


TERM

2.0 The term of Employee's employment hereunder shall commence on the date hereof and, except as otherwise provided in this Agreement, shall be for a term of five years ("Term") unless terminated earlier in accordance with the terms of the agreement.

Notice to Employee

2.1 On or before expiration of the Term the Employer shall notify the Employee whether it intends to offer employment to the Employee after the Term. Except for the giving of such notice, neither the Employer nor the Employee shall incur any obligation whatsoever with respect to employment beyond this Term.


COMPENSATION

Base Salary

3.0 For all services to be rendered by Employee under this Agreement, including services as an officer, director and member of any committee, and such other duties as the respective Board of Directors may assign to him in accordance with Section 1.1 hereof, Employer agrees to pay Employee a base salary, payable at such times as is customary for employees of Employer and in accordance with the normal payroll practices of Employer, in the amount of $49,500 (U.S.) per annum less any source deductions that are required to be made payable monthly for the first year and $55,000 during the second year of the Term

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     and  thereafter  as may be agreed  but not less than the said  $55,000  per annum, adjusted accordingly based on sales, growth and profitability.

Expenses

3.1 In addition to base salary, Employer shall reimburse Employee, in accordance with Employer policy and procedure in effect from time to time, for all reasonable and necessary business expenses actually incurred by him in the performance of his duties, including, without limitation, expenses for travel, meals, entertainment and other miscellaneous business expenses. Employee shall submit to Employer written, itemized expense accounts and such additional substantiation and justification as Employer may reasonably request.

Options

3.2 The Employer has agreed to grant the Employee options ("Options") to purchase shares in the capital of the Employer as described in Schedule B hereto.

Bonus

3.3 The Employer agrees that upon executing this agreement the Employer shall issue to the Employee 25,000 of its shares as a bonus for entering this agreement.

Regulators

3.5 The parties understand and agree that any of the Employer shares ("Shares") that are issued or optioned to the Employee hereunder are subject to the rules of Securities and Exchange Act of 1934 and the rules of the Securities and Exchange Commission and in particular Rule 144 as well as certain local State rules and the parties agree that notwithstanding anything to the contrary herein this Agreement is subject to such rules and regulations PROVIDED that the Employer covenants and agrees that as soon as it becomes a reporting company under the Securities Act of 1934 that it shall take all steps that it is able, to have the Shares made free form any trading restrictions.

Pooling

3.6 The Employee agrees that if he elects to exercise the Options and becomes a shareholder of the Employer that he will pool such shares with all shares held by the executive members of the Employer ("Pool") so that no more than one quarter of the shares can be sold from the Pool in any three month period and that the proceeds from any sale of shares from the Pool will be shared pro rata in proportion to the number of shares held by the Employee over the number of shares held in the Pool.

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EMPLOYEE BENEFITS

Employer Provided Benefits

4.0 During the term of this Agreement, Employee shall be eligible to receive such time off with pay for a minimum of 4 weeks annual vacation, life insurance, medical insurance, and other similar benefits in effect from time to time, according to the Employer's policies and procedures and according to the terms and conditions of the plan(s)) governing such benefits.

Management Control Group Status

4.1 During the term of this Agreement, Employee will be included within the Executive Management group and, as such, will be eligible for participation in the executive bonus plan, which will distribute 10% of the Net Sales (Pre tax profits) for each previous quarter and distributions under such plans and the terms thereof will be subject to discretion of those responsible for administration of said plans.


RESTRICTION

Non-Competition

5.0 During the Term and for a period of four years (1 yr.-18 months maximum) thereafter the Employee covenants and agrees that he will not directly or indirectly, whether as owner, shareholder, director, agent, officer, employee, consultant, independent contractor, or in any other capacity whatsoever, of a corporation, partnership or proprietorship, compete with the business of the employer or any of their affiliates in the business of providing any services or advise to any person involved in the Business or related businesses. The Employee further covenants and agrees that he will not compete with the Employer or their affiliates in any business which is in any respect competitively similar to any business engaged by the Employer or their affiliates in the areas such business is conducted by such parties subsequent to the date of this Agreement. The foregoing provisions notwithstanding, if this Agreement has been terminated nothing herein shall prohibit the Employee form providing services, either as an independent consultant on his own behalf or an employee to any business which is not in competition with the Employer or its affiliates.

Confidentiality

5.1 Except as may be required by law, the Employee will not use directly or indirectly, for his own account or for the account of any person, firm, corporation or other entity or disclose to any person, firm or corporation or other entity, the Employer's or its affiliates proprietary information disclosed or entrusted to him or developed or generated by him in

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     the  performance of his duties  hereunder,  including,  but not limited to, information relating to the Employer's or its affiliates' organizational structure, operations, business plans, technical projects, pricing data, production costs, research data or results, inventions, trade secrets, customer lists or other work product developed by or for Employer or its affiliates, whether on the premises of Employer or elsewhere.

5.2 The provisions of this Sections shall not apply to any proprietary, confidential or secret information which is, at commencement of the Term or at some later date, publicly known under circumstances involving no breach of this Agreement or is lawfully and in good faith made available to the employee without restrictions as to disclosure by a third party.

5.3 Any idea, concept, device, program, pant, data, invention, discovery, improvement, writing, design or business method conceived or made by Employee, individually or jointly, during any past or future period of employment with Employer or any affiliate thereof relating to the business of Employer or such affiliate, whether patentable or unpatentable, or registrable or copyrighted material or trademarks, shall be promptly and fully disclosed to the Employer or such affiliate. In confirmation thereof, the Employee will, upon reasonable request, execute and deliver to the Employer assignments of any such idea, concept, device, program, plan, data, invention, discover, writing, improvement, design or business method.

5.4 The Employee will reasonable assist the Employer in every way, at the Employer's sole expense, both during the course of and after termination of his employment, in the procurement, maintenance and enforcement, for the Employer's benefit, of patents on such inventions or discoveries and registrations on such copyrighted material, trademarks or business methods in any and all countries.

5.5 So long as the Employee is employed by the Employer, the Employee shall maintain proper files and records relating to work performed by him in accordance with past practices or as otherwise reasonably specified by the Employer from time to time. All such files and records are to be kept in the Employer's custody and subject to its control and to be the exclusive property of the Employer. Upon termination of the Employee's employment with the Employer or any affiliate thereof, the Employee shall deliver to the Employer all files and records of any nature which are in the Employee's possession or control and which relate in any manner to his employment or to the activities of the Employer or any affiliate thereof.

Injunctive Relief

5.6 The Employee acknowledges that the restrictions contained in this agreement are reasonable in view of the nature of the business in which the Employer is engaged and his knowledge of the Business.

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5.7  The  Employer  and  the  Employee   mutually   agree  that  the  Employee's
     obligations under this agreement are of a special and unique character which gives than a peculiar value, and the Employer cannot be reasonably or adequately compensated in damages in an action at law in the event the Employee breaches such obligations. The Employee therefore expressly agrees that, in addition to any other rights or remedies which the Employer may possess, the Employer shall be entitled to injunctive and other equitable relief to prevent a breach of this Article by the Employee, including a temporary restraining order or temporary injunction from any court of competent jurisdiction restraining any threatened or actual violation, and each party hereby consents to the entry of such an order and injunctive relief and waives the making of a bond as a condition for obtaining such relief. Such rights shall be cumulative and in addition to any other legal or equitable rights and remedies the Employer may have.

Survival and Enforceability

5.8 It is expressly agreed by the parties hereto that the provisions of this clause shall survive the termination of this Agreement.

5.9 If any one or more of the provisions contained in this clause shall for any reason in any jurisdiction be held to be excessively broad as to time, duration, geographical scope, activity or subject, it shall be construed with respect to such jurisdiction, by limited or reducing it, so as to be enforceable to the extent compatible with the applicable law of such jurisdiction as it shall then appear.


DEATH, DISABILITY

Death

6.0 If the Employee dies while employed under this Agreement, this Agreement shall terminate immediately. The Employer will pay to the Employee's estate his base salary under Section 3 through the last day of the calendar month in which he dies, will pay on a monthly basis on the last day of each calendar month for the period from the date of his death to 90 days following the date of this Agreement a monthly amount or pro-rata portion thereof for partial months equal to 6 months and such death benefits, if any, as the Company may have in place.

Disability

6.1 If the Employee fails to perform his duties under this Agreement due to "Disability", as defined herein, the Employer may terminate this Agreement upon 30 days written notice to him and in that event the Employer shall pay the Employee his base salary under Section 3 through the date of termination and shall pay thereafter on a monthly basis on

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     the last day of each  calendar  month  for the  period  during  which  such
     Disability termination is effective, such period to end no later than 90 days from the date of signing.

6.2 If Employer gives notice of termination under this Section and, before the termination date stated in the notice, the Employee's Disability permanently ceases and he takes up and resumes performance of his duties under this Agreement, the notice of termination shall be void and of no effect, and this Agreement shall continue in effect as though such notice had not been given.

6.3 The term "Disability" shall mean the inability of the Employee to perform for the Employer the duties specified in Section 1.1 by reason of any medically determinable physical or mental impairment for a period of six consecutive months or for shorter periods aggregating six months in any 12 month period. The determination of whether the Employee is Disabled or whether such disability has permanently ceased shall be made by the Board of Directors to the Employer on the basis of written medical evidence reasonably satisfactory to it.


TERMINATION

Termination by Employer for Cause

7.0 The Employer may terminate this Agreement for cause by giving notice to the Employee specifying the grounds for termination. For purposes of this Section, "Cause" shall mean a material breach by the Employee of the terms of this Agreement or a breach of the common or statutory law of Wyoming respecting employment and termination of employment justifying termination for cause, where the Employee files a petition for bankruptcy or for a rearrangement pursuant to applicable bankruptcy law or commits an offence that otherwise disqualifies the Employee as a director of any Company whether or not the Employee is a director of the Employer.

7.1 In the event of termination for Cause the Employer shall pay to the Employee his base salary under Section 3 and legislated payment due through the date of termination and no more.

7.2 In the event of termination for any reason other than death any Option that has not been exercised shall terminate. Upon the date of termination, and in the event of death, the estate of the Employee may excise any option then exercisable within sixty (60) days of the death of the Employee.

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MISCELLANEOUS

Entire Agreement

8.0 This Agreement contains the entire understanding and agreement between the Employer and the Employee and supersedes in its entirety all previous understanding or agreements of any nature whatsoever regarding Employee's employment by Employer including those regarding notice upon termination of employment. This Agreement cannot be amended, modified or supplemented in any respect, except by subsequent written agreement entered into by both parties.

Successors of the Employer

8.1 This Agreement shall enure to the benefit of and be binding upon the Employer, its successors and assigns, including, without limitation, any affiliate of Employer which may acquire all or substantially all of the Employer's assets and business, or with or into which the Employer may be consolidated or amalgamated, and this provision shall apply in the event of any such amalgamation, consolidation or transfer. In every respect, this Agreement shall enure to the benefit of and be binding upon Employee, his heirs, executors and personal representatives and, being personal in nature, shall not be assignable by the Employee.

Effect of Waiver

8.2 The waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed as a waiver of any subsequent breach.

Notices

8.3 Any notice, request, demand or other communication in connection with this Agreement must be in writing and shall be deemed to have been given and received three days after a certified or registered letter containing such notice, properly addressed, with postage prepaid, is deposited in the mail. It shall not be deemed to have been given until actually delivered to and received by the party to whom it is addressed.

8.4 Notice to the Employer shall be given at its principal mailing address, hereinbefore given which at the time of execution of this Agreement is or at such other address as it may designate.

8.5 Notice to the Employee shall be given at his home address, which at the time of execution of this Agreement is the address set forth in the heading of this Agreement or at such other address as he may designate in writing.

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Counterparts

8.6 This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Severability

8.7 If in any jurisdiction, any provisions of this Agreement or its application to any party or circumstance is restricted, prohibited or unenforceable, such provision shall, as to such jurisdiction, be ineffective only to the extent of such restriction, prohibition or unenforceability without invalidating the remaining provisions hereof and without affecting the validity or enforceability of such provisions in any other jurisdiction or is application to other parties or circumstances.

Survival

8.8 Each of the terms and provisions of this Agreement which are expressly or impliedly so intended shall survive the termination of this Agreement.

Applicable Law

8.9 This Agreement shall be governed by and construed according to the laws of Wyoming.

Definitions

8.10 When used in this Agreement, "affiliate" or "affiliates" of any person or entity shall mean any other person or entity which controls such person entity or is under common control

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     with such person or entity.  "Control" means the power, direct or indirect, to direct or cause the direction of the management policies of a person or entity through voting securities or otherwise.

IN WITNESS WHEREOF the parties hereto have hereunto duly executed this Agreement as of the day and year first above written.


THE COMMON SEAL of                    )
ADVANCED GAMING TECHNOLOGY INC.       )
was hereunto affixed in the           )
presence of                           )
                                      )
/s/                                   )
-------------------------------       )       c/s
Authorized Signatory                  )


SIGNED SEALED AND DELIVERED           )
by ROB SILZER JR.                     )
   ----------------------------       )
                                      )
in the presence of                    )
E. GREG McCARTNEY                     )
-------------------------------       )
Name                                  )
                                      )
1055-163A St.                         )
-------------------------------       )       /s/ Rob Silzer Jr.
Address                               )       -------------------------------
                                      )       **
White Rock, B.C.                      )
-------------------------------       )